Exhibit 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE
CEO Approval ____________
For Further Information Contact:
Michael O. Moore
Executive Vice President
Chief Financial Officer
704-551-7201

CATO REPORTS 3Q EARNINGS
Reaffirms 4Q Guidance

Charlotte, N. C. (November 18, 2003) – The Cato Corporation (NYSE: CTR) today reported net income of $.8 million or $0.04 per diluted share for the third quarter ended November 1, 2003, compared to net income of $5.4 million or $0.21 per diluted share for the third quarter last year, a net income decrease of 85% and an earnings per diluted share decrease of 81%. Sales for the third quarter were $153.2 million, a decrease of 3% from sales of $158.2 million last year. Comparable store sales for the quarter decreased 10%.

For the nine months ended November 1, 2003, the Company earned net income of $26.0 million compared to net income of $36.0 million for the nine months ended November 2, 2002, a 28% decrease. Earnings per diluted share were $1.06 compared to $1.39 last year, a 24% decrease. Sales were $538.7 million for the first nine months of 2003, a 1% decrease from sales of $541.7 million last year. The Company’s year-to-date comparable store sales decreased 8%.

The Company’s third quarter and nine-month earnings reflect an after-tax charge of $1.8 million ($2.8 million pre-tax) or $.08 per diluted share for the third quarter and $.07 per diluted share for the nine months related to the previously announced retirement agreements with

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

the Company’s founders.

For the quarter, the gross margin rate decreased to 29.1% versus 30.3% last year due to unfavorable leverage of occupancy and other costs on lower sales. The SG&A rate increased to 27.9% versus 25.6% last year due to the $2.8 million charge for the retirement agreements.

“We will continue to aggressively manage inventory levels and expenses during the fourth quarter”, commented John Cato, President, Vice Chairman, and Chief Executive Officer. “Our fourth quarter earnings per diluted share estimate is unchanged from our previous guidance of $.22 to $.30 versus $.38 last year. For the year, earnings per diluted share are estimated to be in the range of $1.28 to $1.36 versus $1.77 last year”.

During the quarter, the Company repurchased 5,137,484 shares of Class B common stock from the Company’s founders. Year-to-date, the Company has repurchased a total of 5,302,484 shares. The Company has remaining authorization to repurchase 1,162,050 additional shares.

During the third quarter, the Company opened 32 new stores. Year-to-date the Company has opened 61 new stores, relocated 18 stores, and closed one store. As of November 1, 2003, the Company operated 1,082 stores in 28 states, compared to 992 stores in 24 states as of November 2, 2002.

In the fourth quarter, the Company plans to open 26 stores, which would bring the total number of new stores opened for the year to 87, slightly below the Company’s original plan of 90 new stores.

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company primarily offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the fourth quarter and year and expected plans for fourth quarter store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

# # #

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED NOVEMBER 1, 2003 AND NOVEMBER 2, 2002
(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended

	November 1,	%	November 2,	%	November 1,	%	November 2,	%
	2003	Sales	2002	Sales	2003	Sales	2002	Sales

REVENUES
Retail sales	$153,171	100.0%	$158,217	100.0%	$538,693	100.0%	$541,734	100.0%
Other income (principally finance, late fees and layaway charges)	3,958	2.6%	4,011	2.6%	11,639	2.2%	11,700	2.2%

Total revenues	157,129	102.6%	162,228	102.6%	550,332	102.2%	553,434	102.2%

GROSS MARGIN (Memo)	44,614	29.1%	48,029	30.3%	170,522	31.7%	181,232	33.4%
COSTS AND EXPENSES, NET
Cost of goods sold	108,557	70.9%	110,188	69.7%	368,171	68.3%	360,502	66.6%
Selling, general and administrative	42,809	27.9%	40,533	25.6%	130,819	24.3%	129,976	24.0%
Depreciation	4,713	3.1%	4,143	2.6%	13,726	2.6%	10,505	1.9%
Interest and other income, net	(201)	-0.1%	(1,143)	-0.7%	(3,216)	-0.6%	(3,952)	-0.7%

Cost and expenses, net	155,878	101.8%	153,721	97.2%	509,500	94.6%	497,031	91.8%

Income Before Income Taxes	1,251	0.8%	8,507	5.4%	40,832	7.6%	56,403	10.4%
Income Tax Expense	454	0.3%	3,080	2.0%	14,822	2.8%	20,418	3.8%

Net Income	$797	0.5%	$5,427	3.4%	$26,010	4.8%	$35,985	6.6%

Basic Earnings Per Share	$0.04		$0.21		$1.08		$1.41

Basic Weighted Average Shares	21,499,411		25,516,334		24,138,935		25,437,165

Diluted Earnings Per Share	$0.04		$0.21		$1.06		$1.39

Diluted Weighted Average Shares	21,924,133		25,892,537		24,548,377		25,935,649

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	November 1,	November 2,	February 1,
	2003	2002	2003
	(Unaudited)	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$17,086	$49,528	$32,065
Short-term investments	40,036	54,627	74,871
Accounts receivable — net	51,178	52,303	54,116
Merchandise inventories	101,874	104,775	93,457
Other current assets	7,302	6,089	6,382

Total Current Assets	217,476	267,322	260,891
Property and Equipment — net	114,677	111,351	113,307
Other Assets	9,578	9,144	9,212

TOTAL	$341,731	$387,817	$383,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$112,169	$113,835	$98,282
Noncurrent Liabilities	17,125	13,589	14,964
Long Term Debt	23,000	0	0
Stockholders’ Equity	189,437	260,393	270,164

TOTAL	$341,731	$387,817	$383,410

8